Exhibit 5.1

October 16, 2006

Primedex Health Systems, Inc.

1510 Cotner Avenue

Los Angeles, CA 90025

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Primedex Health Systems, Inc., a New York corporation (“Primedex”), and its indirect wholly-owned subsidiary PR Acquisition Corporation, a Delaware corporation (“Merger Sub”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the registration of up to an aggregate 22,621,922 shares (the “Shares”) of Primedex’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms and conditions of that certain Agreement and Plan of Merger, made and entered into as of July 6, 2006 (the “Merger Agreement”), by and among Primedex, RadNet Management, Inc., Merger Sub, and Radiologix, Inc. (“Radiologix”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Radiologix, and Radiologix shall be the surviving corporation in the Merger (the “Merger”). This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, Primedex’s charter documents, the proceedings taken by Primedex with respect to the authorization and adoption of the Merger and the Merger Agreement, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the “Share Certificates”) conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be duly executed by Primedex and countersigned by the transfer agent therefor in accordance with Article V, Section 1(a) of Primedex’s bylaws and Section 508(a) of the New York Business Corporation Law, (iii) the stockholders of Radiologix will approve and adopt the Merger Agreement and approve the Merger, and a Certificate of Merger will be filed with the Secretary of State of the State of Delaware giving effect to the Merger, (iv) the stockholders of Primedex will approve and adopt the amendment to the Certificate of Incorporation of Primedex increasing the authorized shares of common stock of Primedex to 200,000,000 shares (the “New Shares”) and a Certificate of Amendment will be filed with the Department of State of the State of New York giving effect to such amendment, (v) shares currently reserved, including without limitation from the New Shares upon authorization thereof, will remain available for the issuance of the Shares, and (vi) neither Primedex’s charter documents, the Merger Agreement nor any of the proceedings relating to the Merger will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of Primedex certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, and subject to the assumptions and limitations set forth herein, including without limitation the approval of the Merger and the authorization of the New Shares, we are of the opinion that if, as and when the Shares are issued, executed and delivered in the manner and for the consideration set forth in the Registration Statement and the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, New York Business Corporation Law and California General Corporation Law, the applicable provisions of the Delaware, New York and California Constitutions and reported decisions of the Delaware, New York and California courts interpreting these respective laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Primedex, Merger Sub, the Shares, the Merger, the Merger Agreement, or the Registration Statement.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP